PRESS RELEASE                                 SOURCE:  First Trust Advisors L.P.


FIRST TRUST ADVISORS L.P. ANNOUNCES PORTFOLIO MANAGER UPDATE CALL FOR FIRST TRUST HIGH INCOME LONG/SHORT FUND

WHEATON, IL -- (BUSINESS WIRE) -- July 16, 2012 -- First Trust Advisors L.P. ("FTA") announced today that First Trust High Income Long/Short Fund (NYSE: FSD) intends to host a conference call with MacKay Shields LLC ("MacKay"), the Fund's investment sub-advisor, on TUESDAY, JULY 31 AT 4:15 P.M. EASTERN TIME. The purpose of the call is to hear the Fund's portfolio management team provide an update for the market and the Fund.

-- Dial-in Number: Domestic (866) 865-6631; International (706) 679-1727; and Passcode # 89798629. Please call 10 to 15 minutes before the scheduled start of the teleconference.

-- Telephone Replay: Domestic (800) 585-8367; International (404) 537-3406; and Passcode # 89798629. The replay will be available two hours after the end of the call until 11:00 P.M. Eastern Time on Friday, August 31, 2012.

First Trust Advisors L.P., the Fund's investment advisor, along with its affiliate First Trust Portfolios L.P., are privately-held companies which provide a variety of investment services, including asset management and financial advisory services, with collective assets under management or supervision of approximately $54 billion as of June 30, 2012 through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts.

MacKay Shields LLC ("MacKay") serves as the Fund's investment sub-advisor. MacKay is an indirect wholly-owned subsidiary of New York Life Insurance Company and a wholly-owned subsidiary of New York Life Investment Management Holdings LLC. MacKay is a multi product investment management firm with approximately $64.8 billion in assets under management as of March 31, 2012. MacKay manages a number of fixed income strategies for institutional clients and retail mutual funds, including: high yield, high yield active core, core plus, global fixed income, municipal and investment grade. MacKay also manages convertible strategies.

If you have questions about the Fund that you would like answered on the call, please email your questions to cefquestions@ftadvisors.com and refer to FSD by Friday, July 27, 6:00 P.M. Eastern Time.

The Fund's daily closing price and net asset value per share as well as other information can be found at www.ftportfolios.com or by calling (800) 988-5891.


CONTACT: JEFF MARGOLIN  -  (630) 915-6784

__________________________________
Source:  First Trust Advisors L.P.